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                                  EXHIBIT 10.2
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                      MANAGING DIRECTOR'S SERVICE AGREEMENT

                                     between


_____________________________________________

_____________________________________________

represented by ____________

(hereinafter called the "Company")
                                                            - on the one part -

                                      a n d

Ben Bartel

(hereinafter also called the "Managing Director")
                                                          - on the other part -


The Service Contract has the following contents:


                                     ART. 1
                                RESPONSIBILITIES

(1) Unless otherwise agreed, the Managing Director shall place his working capacity exclusively at the disposal and services of the Company and shall promote the interests of the Company to the best of his ability. In conformity with the tasks incumbent upon the Managing Director as Geschaftsfuhrer, he shall, if necessary, be at the disposal of the Company also outside normal business hours without any special or additional remuneration.

(2) For the duration of this Service Contract the Managing Director shall not engage in any competitive business nor in any other kind of commercial business either for his own account or for the account of a third party. He shall not, without the prior consent in writing of the Company, exercise any other professional activity nor participate, directly or indirectly, in any other enterprise or in any other business, nor support any other enterprise or business in any other way, either with or without remuneration.
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                                     ART. 2
                    SALARY, BONUS, INCENTIVE, FRINGE BENEFITS

(1) In consideration of the services rendered and the obligations undertaken hereunder, the Managing Director shall receive

       (a) a fixed net annual salary amounting to (pound sterling) 72,000. In addition, the Company shall reimburse Mr. Bartel for any payments to German tax authorities with respect to salary or other compensation to the Managing Director and any payments in respect of social charges. Lump sum payments shall be made in respect of such reimbursements in twelve equal monthly installments at the end of each month;

       (b) an annual bonus in accordance with the Bonus Plan attached hereto as EXHIBIT 1;

       (c)    a signing bonus of (pound sterling) 36,000.

(2) During the Term, the Managing Director shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Managing Director in performing services hereunder, provided such expenses are properly accounted for and otherwise incurred in accordance with the policies of the Company, if any. The Managing Director shall also be entitled to reimbursement of the Managing Director's reasonable costs of obtaining advice for tax planning and tax return preparations in all jurisdictions where the Executive is subject to taxation on his Company income and benefits.

(3) Since the Managing Director maintains a residence with his spouse in the U.K., the cost of a reasonably priced apartment in Germany will be borne by the Company.

(4) The Company shall provide, at its expense, the Managing Director with term life insurance and long term disability insurance as well as the Managing Director and the Managing Director's dependents with private health insurance coverage.

(5) The Company puts at the disposition of the Managing Director as a company car, a BMW M 3, which he may use also for private purposes. If the Managing Director is granted leave of absence or suspended from his services according to Art. 7 para (4) or for another reason, he shall return the car to the Company immediately, without him receiving any compensation for the suffered loss of usage. All car costs, excluding
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       gasoline and accident costs occurring during a vacation, shall be borne by the Company.

(6) The aforementioned remuneration shall be deemed compensation for all of the Managing Director's contractual services, including surplus, overtime, and weekend work as well as travel time. Income from activities outside of the Company, which are assumed in the interest or upon request of the Company shall reduce the remuneration set forth in Art. 2 para
       (1).

(7) All personal taxes and deductions due on the financial and material benefits according to this Contract shall finally be borne by the Company.

(8) The amount of the salary shall be reviewed in annual intervals, without creating any obligation of the Company to increase the salary.



                                     ART. 3
                                   DISABILITY

(1) The Managing Director shall be obliged to notify the Company without delay of any case when he is disabled, to state the reasons and the foreseeable duration of such disability.

(2) If the Managing Director is temporarily prevented from working due to a disability caused by illness or another reason not caused by his fault, he will continue to receive payments according to Art. 2 para (1) for an uninterrupted duration of up to six months. Any compensation which he receives due to his disability from private health, hospital/illness income-loss, accident or other insurance will be credited to his remuneration according to Art. 2.

(3) If the disability was caused by events that lead to damage claims of the Managing Director against a third party, these claims are hereby assigned to the Company up to the amount of the payment according to Art. 3 para
       (3). The Managing Director shall submit a written statement of assignment to the Company on demand and supply the information necessary to exercise the claim.
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                                     ART. 4
                                    VACATION

(1) The Managing Director shall be entitled to an annual vacation of 25 working days. The vacation shall be taken in parts each of which must not exceed 2 weeks. The vacation is to be agreed upon with the Remuneration Committee as well as any other Managing Director, taking into consideration the requirements of the business.

(2) The vacation shall be taken no later than on 31 March of the following year. The Managing Director is not permitted to carry forward the vacation any further or to request remuneration for any vacation days not taken.


                                     ART. 5
                                     SECRECY

(1) The Managing Director shall keep absolute secrecy regarding the activities and the affairs of the Company and/or its shareholders and/or the other companies of the Kabelmedia Group as well as regarding all Company related information whatsoever received or acquired by him in the exercise or as a result of or otherwise in connection with his activities for the Company in respect of the Company and/or its shareholders and/or other companies of the Kabelmedia Group and, in particular, not to use them or let them use to the detriment of the Company. This subsection shall not apply to information revealed to third parties on behalf of the Company e.g. to Stock Exchange Officials or to banks.

       Such obligation also continues after the termination of this Service Contract, no matter for what reason.

(2) For every case of culpable contravention against this secrecy obligation the Managing Director shall pay to the Company a contractual penalty in the amount of 50 % of his last earned annual remuneration pursuant to Art. 2 para (1) (a). The Company expressly reserves the right to claim further damages exceeding the amount of the contractual penalty. If a contravention is continued in spite of a cease and desist request, the penalty shall become due anew with the beginning of any month from time to time. The company reserves the right to claim performance of this secrecy clause in addition to the contractual penalty and/or damages.
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(3)    The Managing Director shall keep all documents and information about matters of the Company's business, its participations in other companies or of companies directly or indirectly participating in the Company, including copies and private records of these under lock and submit these to the Company anytime upon request or in any event upon termination of this service and shall ensure that the returned records are complete in all respects. Upon termination of this Service Contract, the Managing Director shall deliver to the Company all data and documents, evidence and correspondence relating to the Company and/or the Company's subsidiaries or their products. This shall also apply to the personal notes and private correspondence of the Managing Director, as far as the same concerns the Company and/or the Company's subsidiaries. The Managing Director shall have no right to retain any documents or things belonging to the Company, its participations or any companies participating in the Company.


                                     ART. 6
                           NON-COMPETITION OBLIGATION

(1) The Managing Director shall not, during a period of two years following the termination of this Service Contract, irrespective of who terminated the Service Contract and for what reason, take any position of employment within the Federal Republic of Germany with an enterprise which, partly or wholly, is engaged in business competitive with that of the Company, nor shall the Managing Director, directly or indirectly, participate in any such enterprise, business or business activities or engage in activities for any such business or business activities, also not on his own or by lending his name.

       Furthermore, the Managing Director shall during the two-year period referred to in the first sentence of this subparagraph, not entice away any employees of the Company or its affiliated companies or to cause them to leave the Company or its affiliated companies.

(2) In consideration of the non-competition obligation under Art. 6 para (1) and as long as such obligation is in force the Company shall pay to the Executive 50 % of his annual salary which shall be calculated in the following manner: The average of the annual bonuses paid in the last three years is to be added to the net annual salary set forth in Art. 2 para (1) (a). This amount shall be paid in monthly installments of 1/12 each.
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(3)    The Managing Director must allow to be deducted from the compensation due, all amounts that he earns through employment elsewhere or maliciously fails to earn during the period of which compensation is to be paid. The Managing Director is obligated as long as the non-competition obligation is in force at any time on demand, without demand at the latest at the end of each quarter of a year, to give to the company information concerning the amount of his earnings.

(4) For every case of contravention against this non-competition obligation the Managing Director shall pay to the Company a contractual penalty in the amount of 50 % of the last earned annual remuneration pursuant to Art. 2 para (1) (a). The Company expressly reserves the right to claim damages exceeding the amount of the contractual penalty. If a contravention is continued in spite of a cease and desist request, in particular in the event that new employment has been entered into by the Managing Director, the penalty shall be payable again at the beginning of each month while such contravention continues. The Company reserves the right to claim performance of this non-competition clause in addition to the contractual penalty and/or damages.

(5) The company may effectively waive, by means of a written statement, the non-competition obligation at any time by observing a notice period of twelve months. In such case, the company will, beginning one year after issuance of the declaration, be free of the obligation to pay compensation.


                                     ART. 7
                              DURATION, TERMINATION

(1) This Service Contract shall become effective July 1st, 1996 and is concluded for a fixed period of 3 years.

       This Service Contract shall be extended for an indefinite period of time, provided that no notice has been given by either party 12 months prior to the expiration of the fixed period. If such notice has not been given, this Service Contract may be terminated by either party at any time by giving 12 months notice with effect as of the end of the calendar month in which such notice is given.

(2) The right to terminate this Service Contract forthwith for cause shall remain unaffected. For example, the Company shall be entitled to terminate the employment
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       forthwith if the Managing Director culpably (schuldhaft) contravenes the obligations undertaken hereunder and/or the written instructions given to him by the shareholders.

(3)    Any notice of termination must be given in writing.

(4) Upon notice of termination having been given for whatever reason by whatever party, the Company shall be at liberty at any time pending effective termination or expiration of the Service Contract to grant leave of absence to the Managing Director and to suspend him or to dispense with his further services partly or wholly without prejudice, however, to the rights and obligations of the parties otherwise existing under this Contract. The bonus payment will be not affected by such suspension or termination.

(5) This Service Contract shall end automatically, without a notice of termination being necessary, with the elapsing of the month in which the Managing Director has completed his 65th year of life.


                                     ART. 8
                                  MISCELLANEOUS

(1) In the event that any of the provisions contained in this Contract becomes invalid for any reasons whatsoever, such invalidity shall not affect the validity of the remaining contractual provisions. An invalid provision shall be replaced by a new clause, which meets the sense and purpose of the invalid provision as far as possible.

(2) The provisions of this Service Contract shall replace all previously made verbal or written agreements. Each change or amendment to this Contract, including but not limited to this provision, shall require a written agreement between both parties to make it valid.

(3) This Service Contract is subject to the laws of the Federal Republic of Germany. Exclusive place of jurisdiction shall be Frankfurt am Main.

____________________________________
(Place/Date)

_____________________              _____________________________

(_____________)                    (_____________________)
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Exhibit 1


                                   BONUS PLAN


Mr. Ben Bartel is the Managing Director of Kabelmedia Holding GmbH. In addition to a fixed salary in the amount of GBP 72,000, according to art. 2 (1) of his employment contract he receives further bonus payments. Pursuant to art. 2 (1)
(a) of the employment agreement, the amount of such annual bonus payments results from the application of the bonus factor to the above mentioned fixed salary of Mr. Bartel according to the following formula:

1. If the ratio of operating cash flow to the invested capital is less than 10%, no bonus will be paid.


2.     a)     If the ratio of operating cash flow to the invested capital amounts to 10%, the bonus factor is 10%.

       b) With every full percentage exceeding the operating cash flow ratio of 10% mentioned under para. a), the bonus factor will increase accordingly by 5% in absolute figures.


3. If the ratio of operating cash flow to the invested capital amounts to or exceeds 25%, the bonus factor is 85%.

The aforementioned formulas shall apply respectively if the amounts in question include decimal places.

The company shall reimburse Mr. Bartel any payments to German tax authorities caused by these Bonus payments.


The term "invested capital" used in this bonus plan means:

       - contributed capital, including the shareholders' loans converted into capital surplus (any reductions of the surplus caused by losses shall not be taken into consideration for the purpose to determine the Invested Capital in this Bonus Plan) plus

       -      all indebtedness for borrowed money.


The Term "operating cash flow" used in this bonus plan means:
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              for any period, the Net Revenue in that period plus all other operating revenue in that period less the sum of all operating costs and expenses in that period before deduction of depreciation, amortisation and interest, calculated and prepared in accordance with US Generally Accepted Accounting Principles.